Exhibit 99.1

Royal Gold Provides Update on Q1 2025 Stream Segment Sales and Details for Release of Q1 2025 Results
DENVER, COLORADO. April 8, 2025: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, sold approximately 42,800 gold equivalent ounces (GEOs)1 comprised of approximately 33,300 ounces of gold, 597,400 ounces of silver and 1,000 tonnes of copper related to its streaming agreements during the three-month period ended March 31, 2025 (the “first quarter”). RGLD Gold AG had approximately 18,400 ounces of gold, 313,200 ounces of silver, and 400 tonnes of copper in inventory at March 31, 2025.
RGLD Gold AG’s average realized gold, silver and copper prices for the first quarter were $2,842 per ounce, $31.30 per ounce and $9,306 per tonne ($4.22 per pound), respectively.  Cost of sales was approximately $573 per GEO for the first quarter.  Cost of sales is specific to the Company’s streaming agreements and is the result of RGLD Gold AG’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Details for Q1 2025 Results Release

Royal Gold’s results for the quarter ended March 31, 2025, will be released after the market closes on Wednesday, May 7, 2025, followed by a conference call on Thursday, May 8, 2025, at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

First Quarter 2025 Call Information:

Dial-In	833-470-1428 (U.S.); toll free
Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
Access Code:	175782

Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Corporate Profile
Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2025, the Company owned interests on 175 properties on five continents, including interests on 40 producing mines and 19 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Senior Vice President, Investor Relations and Business Development
(303) 573-1660

1 GEOs are calculated as Royal Gold’s revenue divided by the average London PM gold fixing price for the quarter ended March 31, 2025, of $2,860 per ounce.
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